Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY ANNOUNCES PLANS TO BUILD ITS THIRD MICRO MILL

•	Will be the World’s First to Produce Merchant Bar in a Continuous-Continuous Production Process

•	To be Located in Mesa, Arizona, Will Optimize CMC’s National Mill Network and Extend CMC’s Merchant Bar Offerings to the West Coast

•	Expected to Generate $50 Million in Incremental EBITDA

•	Monetizes Land Value of Existing Real Estate to Reduce Capital Investment and Increase Project ROI

Irving, TX - August 13, 2020 - Commercial Metals Company (NYSE: CMC) today announced it will build its third micro mill. The mill will be the first in the world to produce merchant bar quality (MBQ) products through a continuous-continuous production process. The new facility will replace higher cost rebar capacity and allow CMC to more efficiently meet West Coast demand for rebar and MBQ products.

Barbara R. Smith, Chairman of the Board, President and Chief Executive Officer of CMC, said, “We are excited by the tremendous promise of CMC’s third micro mill. This is a smart growth initiative that feeds the underlying demand for rebar and merchant bar in the large West Coast market, replacing inefficient existing rebar capacity with environmentally friendly technology. By monetizing the significant value associated with our Southern California real estate, this lowers the project’s capital requirements and increases its returns. Offering bottom line growth and significant environmental benefits, this project is a win for our customers, employees, the local community, and shareholders.”

Following a competitive site selection process, CMC’s intent is to build the new facility in Mesa, Arizona, pending permitting, regulatory approval and final incentive negotiations. To be constructed at a net investment of approximately $300 million, the new micro mill is expected to begin commissioning in early 2023, employ roughly 185 people and achieve an estimated nominal annual capacity of 500,000 tons, including 150,000 tons of merchant product. Locating the mill adjacent to CMC’s current Mesa, Arizona facility will enable the Company to leverage its existing infrastructure and the significant micro mill expertise of its engineering and operating personnel.

When fully operational, CMC’s new mill will bring nearly half a billion dollars of economic activity annually to the Mesa community and will add roughly 1,000 new jobs in the state of Arizona including employment at vendors and local businesses.

Tracy Porter, Executive Vice President and Chief Operating Officer, stated, “Representing another first in North America, this new micro mill, which we are calling Triple M, will employ the latest technology in EAF power supply systems provided by Danieli, our equipment provider. Among the many advantages, we selected Danieli’s “Q-One” technology because it allows us to directly connect the Electric Arc Furnace and Ladle Furnace to renewable energy sources such as solar and wind, and we intend to construct a solar array on our plant site to provide a meaningful portion of the facility’s power. With this new advanced technology, coupled with the continuous steelmaking process, we will be one of the most efficient steel producers in the world.”

Webcast and Dial-In

CMC invites you to listen to a live broadcast of its investor day today, Thursday, August 13, 2020, at 8:30 a.m. ET. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on our website on the next business day. Financial and statistical information presented in the broadcast are located on CMC’s website under “Investors”.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network of facilities that includes seven electric arc furnace (“EAF”) mini mills, two EAF micro mills, two rerolling mills, steel fabrication and processing plants, construction-related product warehouses, and metal recycling facilities in the U.S. and Poland.

Forward-Looking Statements

This news release contains forward-looking statements regarding CMC’s expectations relating to the construction, commissioning and operation of its new Mesa, Arizona micro mill and associated general economic conditions and key macroeconomic drivers that impact CMC’s business. These forward-looking statements generally can be identified by phrases such as we, CMC or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,” “should,” “likely,” “appears,” “projects,” “forecasts,” “outlook” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. We caution readers not to place undue reliance on any forward-looking statements. Our forward-looking statements are based on management’s expectations and beliefs as of the time this news release is filed with the Securities and Exchange Commission or, with respect to any document incorporated by reference, as of the time such document was prepared. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or any other changes.

Media Contact:

Susan Gerber

214.689.4300